Exhibit 10.2

Lease Agreement on the Project of Construction of Shilin Shenghuo TCM Cultural Garden

Party A: The Management Commission of Kunming Shilin Taiwan Farmer Entrepreneur Centre

Party B: Kunming Shenghuo Pharmaceutical (Group) Co., Ltd.

In connection with the construction of the project in the Kunming Shilin Taiwan Farmer Entrepreneur Centre (the “Entrepreneur Centre”) located at the Stone Forest County, Kunming, Yunnan Province, Party A and Party B signed the Project Investment Agreement on May 12, 2010. Party B is entitled to begin the development and construction of the project of Shilin Shenghuo TCM Cultural Garden within the Entrepreneur Centre. In order to coordinate the use of land and protect mutual benefits, Party A and Party B hereby have reached the following lease agreement (the “Agreement”) through negotiation.

1.	Lease area: 2,658 mu, of which 2485 mu is dry land and 173 mu is the Heishiqing Stone Forest land. The red line map for land use is attached.
2.
Project location: the leased land for the project is located in the center of the Entrepreneur Centre, which is south to the Xishi highway, north to the Modern Agriculture Traveling Centre (included), east to the main street of the Entrepreneur Centre and west to the right side of a pool on the railway bridge of Xishi highway; and the land used for the Xintian Food Project is excluded.  The practical land area will be subject to the red line of four boundaries of this land.

3.	Term of Lease: 20 years dated from August 1, 2010 to July 31, 2030.
4.	Fee and Method of Payment:
1) Fee: 600 yuan per mu each year for dry land; 800 yuan per mu each year for paddy field.  The land rental fee for 173 mu-Heishiqing Stone Forest land for the entire period of 20 years is RMB 800,000 in total.
2) Method of Payment:
i) Party B shall pay the annual rental fee for the first five years (the payment will be settled before July 15 of each year), and thereafter Party B shall pay the remaining rental fee for the rest of 15 years in a lump sum. The rental fee for Heishiqing Stone Forest land shall be paid off in full in the first payment;
ii) Party B is required to pay the rental fee on time during the lease period. If the rental fee is overdue as a result of Party B’s poor operation, a 5‰ late fees shall be charged for each month;

If Party B suffers any serious loss which eventually results in irreversible crisis due to force majeure, such as market environment and policy changes, etc, Party B may apply to Party A to terminate the Agreement. Party A shall not indemnify Party B for any loss caused by the termination of the Agreement, and Party B shall bear all the responsibilities on its own.
5. Upon the execution of this Agreement, Party A shall clearly define the scope of the leased land to Party B before July 31, 2010 and complete the affirmation of the land survey, then transfer it to Party B for use. Meanwhile, Party A shall assist Party B in handling issues related to water, power, and road etc.
6. Party A shall represent and warrant that it is the owner of the land use right of the designated land and that no other parties or individuals shall challenge the ownership of the designated land during the term of lease. Otherwise, Party A shall be responsible for solving the dispute and bearing the compensation for any economic damages of Party B.  Party A shall also assist Party B to in connection with the land related procedures.
7. Party B shall perform legal operations in the leased land and is required to conduct the construction in accordance with the planned proposal accepted by both parties. Party B is not allowed to sublease or change land use without the permission of Party A.
8. During the term of the lease, if the leased land encounters the government requisition under national macro control policy, Party B is entitled to the compensation for the annex in land invested by Party B and related damages; Party A shall provide assistance to Party B in relevant work. And the Agreement shall be terminated automatically hereto.
9. If Party B intends to renew the lease upon expiration of the lease term, it shall have the right of priority to lease the land under the same conditions.
10. According to the development and construction needs, Party B is allowed to purchase land at the market price, and the land purchasing price shall be offset by the  rental fee that has already been paid.
11. Where the term of lease expires or both parties agree to terminate the Agreement, Party B shall remove all the buildings (or structures) on the land within 60 days. Should any of them have not been removed upon expiration of the lease, they shall be considered as abandoned by Party B and shall belong to Party A.

12.  Party B shall employ the local workers under the same wage conditions when hiring service workers, but the workers shall follow the arrangement of Party B.
13.  Any other issues unmentioned in this agreement shall be resolved through negotiation between two parties.
14.  This Agreement has 6 duplicate copies, three copies for each party. This agreement comes into effect upon being signed by Party A and Party B with stamps affixed.

Party A: The Management Commission of Kunming Shilin Taiwan Farmer Entrepreneur Centre
Legal representative (Signature): Yu Chun

Party B:  Kunming Shenghuo Pharmaceutical (Group) Co., Ltd.
Legal representative (Signature): Lan Guihua
Date:  September 8, 2010